Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

AngloGold Ashanti plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	AngloGold Ashanti plc ordinary shares, par value $1.00 per share (the “Ordinary Shares”)	457(c) and 457(h)	20,000,000(1)	$22.04(2)	$440,800,000(2)	0.00014760	$65,062.08
	Total Offering Amounts					$440,800,000(2)		$65,062.08
	Total Fee Offsets							--
	Net Fee Due							$65,062.08

(1)
This registration statement covers 20,000,000 Ordinary Shares of AngloGold Ashanti plc (the “Registrant”) which may be offered or sold under the 2024 Omnibus Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such number of additional shares that may become available pursuant to the Plan in the event of any stock split, stock dividend or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act based on the average of the high and low prices of ordinary shares, par value $1.00 per share, of the Registrant on the New York Stock Exchange on April 22, 2024 of $22.04 per ordinary share.